CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 14, 2002, relating to the financial statements and financial highlights which appears in the June 30, 2002 Annual Report to Shareholders of the U.S. Equity Fund and the International Equity Fund (comprising The Simms Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
October 25, 2002